Exhibit 99.1
January 23, 2024
Fellow Shareholders,

For the fourth quarter, we earned net income to common stockholders of $8.8 million, or $0.37 per diluted share.

Discussion of the Quarter

Continuing with the practice I started a few quarters ago, here are a few things I believe investors should note. Consider this the TL;DR for investors who don’t want to read to the end of the letter.

•TriumphPay achieved its EBITDA margin goal one year ahead of schedule despite a freight recession.
▪After an extended period of investment, TriumphPay became EBITDA-positive for the first time this quarter. In the Payments section, I go into a deeper discussion on the drivers that pushed us over the hurdle a year ahead of schedule.

•Introducing LoadPay – a wallet application developed for truckers.
▪We have been working on this project behind the scenes for some time. We expect it to launch in mid-2024. As a wallet, LoadPay is a digital presentation layer that provides a user experience and financial products tailored to the financial needs of small trucking companies. We believe LoadPay represents a meaningful expansion of our addressable market and leverages the capabilities of all three of our primary business units, while solving important problems for the trucking companies we pay every day. There are more details in the Payments section.

•There was more noise in our credit book than we prefer to see.
▪Chargeoffs for the quarter were 13 basis points. While this is not an alarming number compared to industry averages, it is unusual for us, so I wanted to call it out. We have not grown our loan portfolio materially since we announced the strategic pivot in the third quarter of 2019. This has been helpful in maintaining credit discipline. No one gets every decision right, and we had a few things pop up this quarter that impacted our earnings and credit metrics. A freight recession plus a 500 basis point move in Fed Fund rates over the last 21 months contributed to relatively high loan modification activity.

•Our near-term earnings face the potential of triple headwinds.
▪The ongoing freight recession continues to pressure earnings in our transportation businesses. If short-term interest rates decline throughout 2024 as the market projects, our net interest income and float revenue would decline relative to the current rate environment. Finally, new initiatives like LoadPay will require investments in people and technology well before they start producing earnings. As I alluded to in the last letter, what causes earnings pain in the short term has the potential to create value for the long term. That is our focus. The plan is to stick to the plan.

The tables on the following page outline some of our key operating metrics.

	As of and for the Three Months Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Financial Highlights:
Loans held for investment	$4,163,100	$4,371,528	$4,324,758	$4,310,006	$4,120,291
Deposits	$3,977,478	$4,487,051	$4,293,466	$4,038,994	$4,171,336
Net income available to common stockholders	$8,825	$11,993	$6,848	$10,209	$16,759
Diluted earnings per common share	$0.37	$0.51	$0.29	$0.43	$0.67
Return on average assets(1)	0.70%	0.93%	0.56%	0.84%	1.27%
Yield on loans(1)	9.29%	9.16%	9.14%	9.22%	9.23%
Cost of total funds(1)	1.47%	1.41%	1.23%	0.68%	0.49%
Non-performing assets to total assets	1.42%	1.07%	0.68%	0.88%	1.02%
ACL to total loans	0.85%	0.80%	0.81%	0.98%	1.04%
Total capital to risk-weighted assets(2)	16.75%	15.77%	15.59%	15.51%	17.66%
Common equity tier 1 capital to risk-weighted assets(2)	11.94%	11.18%	10.93%	10.77%	12.73%
(1) Current quarter ratios are annualized
(2) Current period ratios are preliminary

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	Current Quarter Q/Q		Current Year Y/Y
For the Qtr Ending						Change	% Change	Change	% Change
Factoring:
Invoice Volume	1,404,861	1,428,463	1,494,963	1,491,763	1,596,843	(23,602)	(1.7)%	(191,982)	(12.0)%
Purchased Volume	$2,570,442,000	$2,606,323,000	$2,732,976,000	$2,927,104,000	$3,277,986,000	$(35,881,000)	(1.4)%	$(707,544,000)	(21.6)%
Average Transportation Invoice Size	$1,781	$1,772	$1,773	$1,911	$2,002	$9	0.5%	$(221)	(11.0)%
Payments:
Invoice Volume	5,703,740	5,037,841	4,526,629	4,260,654	4,605,020	665,899	13.2%	1,098,720	23.9%
Payment Volume	$6,217,323,000	$5,329,580,000	$4,940,317,000	$5,030,548,000	$5,577,014,000	$887,743,000	16.7%	$640,309,000	11.5%
Network Invoice Volume	442,353	303,300	181,904	159,353	157,004	139,053	45.8%	285,349	181.7%
Network Payment Volume	$740,048,000	$510,298,000	$299,948,000	$289,667,000	$301,366,000	$229,750,000	45.0%	$438,682,000	145.6%

Payments

For our Payments segment discussion, we will cover the following topics:

1.Analysis of financial and operational performance for the quarter.
2.Update on market penetration for freight brokers and factors.
3.Introduction of LoadPay.

Analysis of financial and operational performance for the quarter. TriumphPay crossed into positive EBITDA this quarter. There are two things I want to point out about this. First, the interest rate environment helped offset what the freight market took. By that, I mean that our float revenue has grown materially due not only to the growth in float balances, but also due to the move in interest rates. We acknowledge that and take no credit for it beyond being ready to react to the market opportunity. There are; however, many other metrics that have no direct correlation to the interest rate environment that increased on an absolute basis despite the freight recession. This is the key takeaway for me and is highlighted further below.

The chart on the following page is a visual demonstration of this point. The line chart represents declining invoice sizes, while the bars represent growing revenue. The revenue bars highlight quickpay and fee income that can be attributed to a specific customer in a specific year and excludes other supply chain finance income and float. We show it this way for a purpose: prior to 2022, the only material source of revenue in TriumphPay was quickpay, which was subject to the same dynamics around invoice pricing as our factoring business.[1] Peak invoice pricing in late 2021 and early 2022 coincided with peak revenue across almost all annual client cohorts onboarded prior to 2022. Since the first quarter of 2022, invoice prices have fallen by 30%; however, TriumphPay revenue began expanding rapidly in 2023. That same invoice price dynamic in our Factoring segment led to a double-digit decline in revenue even after adjusting for the supply chain finance realignment to our Payments segment. Notice the revenue growth in TriumphPay was particularly strong in the back half of 2023, as new clients came on board and new sources of revenue were implemented. As a result, excluding a one-time write-up on an investment in 2022, fee income in the Payments segment grew 40.6%[2] for the full year 2023. In addition to that, when comparing the fourth quarter of 2023 vs the fourth quarter of 2022, fee income grew 60.8%. This includes the fees we generate from network transactions and other highly scalable network activities. To put a point on this discussion, we expanded revenue, added relationships, improved the network during the worst freight recession since the Great Financial Crisis and we achieved positive EBITDA. This was an impressive year for TriumphPay.

Quarterly Recurring Revenue by Annual Customer Cohort[3]
Max Avg Invoice Size: $1,813
Recurring Revenue (in Thousands)
Average Invoice Size
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
$2,500
$2,000
$1,500
$1,000
$500
$0
2019 Q1: $61
2019 Q2: $357
2019 Q3: $297
2019 Q4: $352
2020 Q1: $369, $42
2020 Q2: $653, $81
2020 Q3: $1,160, $228
2020 Q4: $1,536, $547
2021 Q1: $1,367, $623, $63
2021 Q2: $1,769, $836, $1,165
2021 Q3: $1,950, $1,031, $3,408
2021 Q4: $2,098, $1,150, $4,153
2022 Q1: $1,794, $1,420, $4,745, $122
2022 Q2: $1,674, $1,366, $4,608, $427
2022 Q3: $1,097, $1,223, $4,296, $734
2022 Q4: $893, $1,109, $3,922, $950
2023 Q1: $791, $989, $3,840, $847, $280
2023 Q2: $767, $915, $3,855, $913, $533
2023 Q3: $706, $905, $3,768, $1,104, $1,326
2023 Q4: $704, $905, $3,630, $1,092, $2,093
2019
2020
2021
2022
2023
Average Invoice Size

For the quarter, TriumphPay’s invoice volume increased 13.2%, and total payment volume increased by 16.7% to $24.9 billion, annualized. Our broker clients represent $21.3 billion of that figure while the remaining $3.6 billion is related to shipper clients. The average invoice paid by TriumphPay increased 3.0% in size. Our annualized unique broker audit dollar volume was flat at $16 billion, and our annualized unique factor audit volume stands at $10.8 billion. TriumphPay touches about $51.7 billion in unique brokered freight transactions, which is a significant percentage of the market. Our goal for the next step in our progression is to drive that number above 50% of all transactions in brokered freight.[4]

For the quarter, network transactions increased 45.8% relative to last quarter. Network transactions and the fees we generate for those are most similar to fees investors see in a Visa/Mastercard payments network.

Our broker quickpay penetration average was 6.5%, and we generated service revenue on approximately 15.5% of our payments invoices. We also earned revenue of $2.0 million[5] on the net float generated through payments made on behalf of our clients. I alluded to this in the opening – float is always valuable, but it is especially so in the current interest rate environment.

TriumphPay non-interest expenses this quarter were $15.3 million, up 1.5% compared to the prior quarter. Overall, I am very pleased with the management of our expense growth as we continue to scale. The long-term goal is to drive the variable costs associated with new business to almost zero so that our gross margins level out in the very high double digits.

In the chart below, we highlight the continued revenue growth and its trend over the last eight quarters against the backdrop of our payment volumes. Our fourth quarter run rate was $51.7 million. We have generated a roughly 32.6% CAGR in revenue over the last two years. If you look back at the third quarter of 2021 investor presentation targets of $100 million in revenue on $75 billion in payments, you will see that we are monetizing TriumphPay at a higher rate than our original projections. We are over halfway to our revenue goal even though we are only roughly 30% of the way to our volume goal.
The chart below shows the trend lines in EBITDA margin relative to revenue. I want to refer to my fourth opening point as investors consider this chart – we expect to face a weak freight market for most if not all of 2024. In addition, the broader market expects interest rates to fall. I don’t share the market expectation for the rate at which those cuts will come, but we are not making a material bet either way. The point is if rates do fall and freight stays weak and we invest in initiatives to widen the gap between TriumphPay and any potential competitor, it will put pressure on earnings for this segment and the enterprise as a whole. Nothing real goes up and to the right every quarter. It is even possible we might fall back below EBITDA breakeven during 2024. Nevertheless, we believe in the long-term value of what we are building and we will continue to execute our plan.

Update on market penetration for the top-100 freight brokers. Last quarter, I detailed how Triumph Financial defines our TAM for full truckload brokered freight. We continued to build on our momentum, which brings us closer to our next goal of processing more than 50% of all transactions in this segment of the market. During the quarter, Coyote Logistics, ranked #3 in Transport Topics 100 list, went live on our network. The addition of Coyote brings us to 3 of the top 5, 6 of the top 10, and 55 of the top 100 freight brokers. In addition to Coyote Logistics, we added 10 new brokers, onboarded 15 additional divisions to existing clients, and expect to integrate additional network brokers during the first half of 2024.

From a factor client perspective, we added four new factoring companies to the payments network. We now have 34 network factors on the payments network and have successfully renewed our existing contracts. Our ability to continue to drive value for our factoring clients is evidenced in the addition of new clients, renewals, and our increased network transaction growth discussed above.

Introducing LoadPay. As mentioned in the opening, LoadPay is a wallet application that is initially tailored to the needs of small trucking companies. As I have alluded to in recent shareholder letters, there are investments which we will make opportunistically within our domain of expertise. This is one of them.

Before diving deeper, sharp-eyed investors might notice that they have seen a reference to LoadPay before. In the first quarter of 2023 letter, we announced that we acquired the assets of Truckstop Pay, which was formerly known as LoadPay. Truckstop Pay was a platform that nominally competed with TriumphPay. We purchased it to pick up the portfolio of customers they were servicing, and with that, we acquired the rights to the LoadPay name. As we have developed our wallet we made the intentional decision to brand it independently from TriumphPay for various reasons, and the LoadPay name proved a natural fit. We are excited to share the new branding and logo with you now.

When building any new product, you want to solve a meaningful customer problem in a way that provides value to your customer(s) and economics to your business. Ideally, you have a unique set of capabilities and a distribution mechanism that allows you to deliver this value defensibly and at scale. With LoadPay, we believe we are uniquely positioned to deliver a ubiquitous wallet solution for the freight industry.

LoadPay’s initial target audience is small trucking companies. These make up an overwhelming majority of the operating authorities with whom our freight broker and factor clients work. These small trucking companies operate 24/7, are thinly capitalized, and generally have immediate needs for cash to pay for expenses like fuel, insurance, maintenance, etc. The ability to fund these trucking companies has historically been constrained by Fed mandated cutoffs for ACH and wires, which do not clear at night or on the weekends or holidays.

Fintechs have solved this problem by developing products that allow money to be made accessible instantly and around-the-clock. These products like this are generally built by a fintech as a presentation layer, requiring a partner to provide the banking technology layer and a chartered bank to custody funds, issue cards, and maintain regulatory compliance. As a Triumph Financial offering, LoadPay can leverage TBK Bank as the sponsor bank, retain a significant share of the economics of float and interchange, and tailor the underlying accounts and product offerings to the transportation industry.

While there are a couple of freight-focused digital wallets and cash flow management systems that have entered the market, we believe that one of LoadPay’s unique advantages is its distribution. In the venture capital world, it is said that first time founders focus on technology, and second time founders focus on distribution. While Triumph Financial has never been a VC backed company, I feel like we have lived this journey with TriumphPay, and our maturing thinking on distribution guided our timing of bringing LoadPay to market. Now is the time for our take on the Fresno Drop (if you understand this reference, you are likely a student of the payments industry...if not, just Google it.)[6]

For competitive reasons, I am not willing to go into our full go-to-market strategy. Here is what I will say – if you have observed how Triumph Financial thinks about network effects, you should expect us to use the same playbook. We want power users to be incentivized to sell LoadPay the same way issuing banks are incentivized to sell Visa or Mastercard. This is why we have separated the branding from TriumphPay.

Who are the power users in our industry? They are the freight brokers who purchase transportation from independent truckers and the factoring companies that serve those truckers. Incentivizing power users makes us a network of networks as every freight broker and factor has a network of carriers with whom they regularly communicate. Involving them in the distribution of LoadPay gives it the highest chance of success.

So, I refer once again to the importance of focusing on technology and distribution. The technology is hard, but doable. There is a roadmap laid down by many fintechs before us. We are following that roadmap and adding trucking-specific features. The distribution of the product is the mountain most fintechs cannot climb. Since we (i) pay more truckers than anyone in the world, (ii) are a bank and therefore have the immediate ability to transfer funds internally to LoadPay wallets, and (iii) have relationships with the power users in the market, we expect to climb this mountain.

If we get the technology and the distribution right, what do we win? We believe there are potentially very large revenue opportunities for LoadPay consisting of some combination of float and transfer fees generated from funds in the wallet and revenue share on various fuel, debit and other payment options linked to the wallet.

Factoring

For discussion of our Factoring segment, we will cover the following topics:

1.Analysis of financial and operational performance for the quarter.
2.Expectations for the freight market in 2024.

Analysis of financial and operational performance for the quarter. Our average transportation invoice price dropped to $1,781, down $221 from the same quarter in 2022 and increased $9 from the third quarter of 2023. Purchased volume declined 1.4% relative to the third quarter. Throughout the fourth quarter, diesel fuel continued to drop and ended the quarter down 15%. As of year-end, current diesel prices were $3.91 per gallon vs the prior 90-day average of $4.59 per gallon. This decrease improved margins for our carriers. It is unlikely this trend will continue in the first quarter due to normal seasonal contraction. Through the date of the publishing of this letter, average transportation invoice sizes for January are $1,839. It remains to be seen whether these rates will hold. The discount rate and yield in our factoring segment increased during the fourth quarter. Utilization increased slightly this quarter, following a similar trend last quarter, as both our invoice count per client and dollars per client increased. Carrier capacity continues to leave the market, albeit at a slower pace than expected.

Our teams continue to improve processes and enhance our technology using artificial intelligence and machine learning tools during this cycle. This positions Triumph for the freight rebound whenever that occurs — for our own account and as a future service provider to the factoring industry. We use artificial intelligence and machine learning in part as the engine for instant purchasing decisions, which gives us the ability to fund without time constraints if the carrier has a funding source integrated with us. As you might expect, we are looking forward to the additional value LoadPay will bring to this business. We also leverage these tools to create and improve operational efficiency for our existing business by reducing the amount of human intervention required in processes and procedures.

Expectations for the freight market in 2024. My outlook on the 2024 freight market is unchanged from what I wrote in the previous letter. I think it is going to be a tough year. Further, 2024 is a presidential election year, and the global supply chain is being disrupted by global conflict. Everyone in the industry is looking for green shoots, but they are hard to find. It is possible they are emerging, and I am not seeing them. Regardless, the plan is to stick to the plan.

Banking

For discussion of our Banking segment, we will cover the following topics:

1.Analysis of credit trends and the overall lending environment.
2.Analysis of core deposit balance and rate trends.
3.Discussion of expense levels and outlook.

Analysis of credit trends and the overall lending environment. As I noted at the beginning of this letter, our bank segment experienced elevated credit noise in the fourth quarter, which weighed on earnings relative to prior quarters. Bank segment credit costs were driven primarily by a $3.8MM loss on a specific loan in our liquid credit portfolio. Our liquid credit business has done very well for us over the last 4+ years. We considerably reduced the size of the portfolio over the last year as we judged the risk/reward proposition to be less attractive, but we missed on this specific credit. We are using the lessons learned from this loss to sharpen our liquid credit approach and strategy going forward. These lessons include reducing the maximum size of our liquid credit positions and refining our views on when and where to utilize our liquid credit trading capabilities.

The other driver of the Bank segment credit costs was the ongoing freight recession and its impact on our equipment finance clients. In equipment finance, sustained cash flow shortfalls at some carriers resulted in an uptick in NPAs. As reported previously, we are proactively making accommodations and modifications to address carriers’ near-term cash flow needs while also improving our collateral position. With the pressures facing carriers and no end to the freight recession in sight, we increased the general reserve on our equipment finance loans. This, in combination with new specific reserves on a few equipment loans, contributed about $2.3 million to credit costs in the fourth quarter.

In CRE, we are preparing for the possibility that interest rates remain higher for longer which, on balance, would be a positive for our earnings. We made a significant modification to a $23 million variable-rate multifamily borrower this quarter, and additional modifications may be required in future quarters. Due to our relatively low concentration in CRE exposure, the magnitude of additional modifications is limited.

Analysis of core deposit balance and rate trends. Our core community bank deposit base again remained stable in the quarter. The growth in our cost of funds continued to slow this quarter, rising 6 basis points to 1.47%. This was due to lower funding requirements combined with continued discipline in managing deposit rates. We anticipate continued gradual upward pressure on rates in the near term, but we are shortening the duration of rate exceptions in anticipation of the Fed rate cuts.

Discussion of expense levels and outlook. We continued to exert expense discipline in our core banking operations, but we began to experience higher expenses to support the development and maintenance of LoadPay in the fourth quarter. LoadPay requires the same support from the bank segment that other fintechs obtain from Banking as a Service (BaaS) providers, including account opening support, access to bank products/services, ongoing operational support for wallet activity, compliance support and fraud mitigation services. We can leverage the existing bank infrastructure to provide these services, but additional staff and resources will also be required.

Expense Outlook

In our previous shareholder letter, I pointed to roughly 5% expense growth in 2024 with the caveat that a few new initiatives may require additional investment. We have begun actively investing in the development of LoadPay, and as it and other initiatives are ramped up, our expenses will likely tick higher as well. For the first quarter specifically, depending on the timing of a few items, we expect total non-interest expenses in the range of $90 to $92 million.

The year 2023 was quite a ride. We survived a mini-banking crisis and a freight recession. We did more than just survive, we thrived. I am grateful for that and I am grateful for those of you who continue to invest with us. It is our primary mission to create long-term value for all our stakeholders. Cheers to 2024!

With warm regards,

Aaron P. Graft Founder, Vice Chairman & CEO

[1] Average invoice sizes in our payments segment are generally smaller than average invoice sizes in our factoring segment as a transportation factor generally will only factor long-haul trucking invoices. Less than truckload (LTL) and parcel typically are not regularly serviced by the transportation factoring industry due to their small ticket size. Our payments business pays all transportation invoices of a freight broker and as such includes some LTL, parcel and shorter hauls that a transportation factor normally will not service.

[2] Annualized and annual TriumphPay revenue, noninterest income and EBITDA presentations, where footnoted, exclude a $7.0 million net gain on minority investment mark-to-market in the second quarter of 2022.

[3] Recurring cohort revenue is defined as quickpay revenue and fee revenue attributable to clients onboarded in the annual cohorts shown. It does not include one-off fees or gains, float revenue, or other supply chain finance income aside from quickpays.

[4]This reference to brokered freight is specific to domestic truckload (“TL”) freight only. Thus, this calculation would exclude LTL, parcel, etc. It would also exclude shipper volumes. Admittedly, this is a difficult percentage to calculate with precision and it will move from year to year. That being said, we can evaluate the number of payments received in our factoring segment as a proxy for the percentage of TL freight TriumphPay is touching and also use industry data points to make informed assumptions. In the end, this goal is not intended to be a precise measurement in the same way as we would measure earnings. It is a directional and blunt measurement of the reach of the Payments network.

[5] Float revenue in TriumphPay is generated on the net remaining float after funding balance sheet exposure in the payments segment. Float balances in TriumphPay at 12/31/2023 were $340 million. Net float balances were $163 million.

[6] We are cognizant of history’s lessons surrounding that event. Our rollout of LoadPay will obviously be different in substance and structure than a consumer card issuance in 1958. I mention it only due to the significance of that event in forming what has become the payments industry today.

Conference Call Information

Aaron P. Graft, Vice Chairman and CEO, and Brad Voss, CFO, will review the financial results in a conference call with investors and analysts beginning at 9:30 a.m. central time on Wednesday, January 24, 2024.

The live video conference option may be accessed directly through this link, https://triumph-financial-inc-earnings-q4fy23.open-exchange.net or via the Company's website at tfin.com through the News & Events, Events & Presentations links. Alternatively, a live conference call option is available by dialing 1-888-788-0099 (International: +1-800-260-5801) requesting to be joined to meeting ID 974 3066 5951 at the prompt. An archive of this conference call will subsequently be available at this same location, referenced above, on the Company’s website.
About Triumph Financial
Triumph Financial, Inc. (Nasdaq: TFIN) is a financial holding company focused on payments, factoring and banking. Headquartered in Dallas, Texas, its diversified portfolio of brands includes TriumphPay, Triumph and TBK Bank. www.tfin.com
Forward-Looking Statements
This letter to shareholders contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: business and economic conditions generally and in the bank and non-bank financial services industries, nationally and within our local market areas; our ability to mitigate our risk exposures; our ability to maintain our historical earnings trends; changes in management personnel; interest rate risk; concentration of our products and services in the transportation industry; credit risk associated with our loan portfolio; lack of seasoning in our loan portfolio; deteriorating asset quality and higher loan charge-offs; time and effort necessary to resolve nonperforming assets; inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates; risks related to the integration of acquired businesses and any future acquisitions; our ability to successfully identify and address the risks associated with our possible future acquisitions, and the risks that our prior and possible future acquisitions make it more difficult for investors to evaluate our business, financial condition and results of operations, and impairs our ability to accurately forecast our future performance; lack of liquidity; fluctuations in the fair value and liquidity of the securities we hold for sale; impairment of investment securities, goodwill, other intangible assets or deferred tax assets; our risk management strategies; environmental liability associated with our lending activities; increased competition in the bank and non-bank financial services industries, nationally, regionally or locally, which may adversely affect pricing and terms; the accuracy of our financial statements and related disclosures; material weaknesses in our internal control over financial reporting; system failures or failures to prevent breaches of our network security; the institution and outcome of litigation and other legal proceedings against us or to which we become subject; changes in carry-forwards of net operating losses; changes in federal tax law or policy; the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations, such as the Dodd-Frank Act and their application by our regulators; governmental monetary and fiscal policies; changes in the scope and cost of FDIC, insurance and other coverages; failure to receive regulatory approval for future acquisitions; increases in our capital requirements and the impact of COVID-19 on our business.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in Triumph Financial’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 15, 2023.
Non-GAAP Financial Measures
This letter to shareholders includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided at the end of this letter to shareholders.

The following table sets forth key metrics used by Triumph Financial to monitor our operations. Footnotes in this table can be found in our definitions of non-GAAP financial measures at the end of this document.

	As of and for the Three Months Ended					As of and for the Year Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Financial Highlights:
Total assets	$5,347,334	$5,599,794	$5,652,721	$5,628,185	$5,333,783	$5,347,334	$5,333,783
Loans held for investment	$4,163,100	$4,371,528	$4,324,758	$4,310,006	$4,120,291	$4,163,100	$4,120,291
Deposits	$3,977,478	$4,487,051	$4,293,466	$4,038,994	$4,171,336	$3,977,478	$4,171,336
Net income available to common stockholders	$8,825	$11,993	$6,848	$10,209	$16,759	$37,875	$99,105

Performance Ratios - Annualized:
Return on average assets	0.70%	0.93%	0.56%	0.84%	1.27%	0.76%	1.79%
Return on average total equity	4.40%	5.95%	3.64%	5.20%	7.66%	4.80%	11.46%
Return on average common equity	4.25%	5.89%	3.45%	5.09%	7.69%	4.67%	11.69%
Return on average tangible common equity (1)	6.20%	8.70%	5.16%	7.56%	11.14%	6.91%	17.16%
Yield on loans(2)	9.29%	9.16%	9.14%	9.22%	9.23%	9.20%	8.88%
Cost of interest bearing deposits	1.84%	1.83%	1.13%	0.55%	0.48%	1.37%	0.38%
Cost of total deposits	1.11%	1.15%	0.68%	0.32%	0.28%	0.83%	0.22%
Cost of total funds	1.47%	1.41%	1.23%	0.68%	0.49%	1.21%	0.39%
Net interest margin(2)	7.55%	7.48%	7.57%	8.08%	8.22%	7.67%	7.82%
Net noninterest expense to average assets	5.29%	5.28%	5.79%	5.98%	5.38%	5.58%	4.48%
Efficiency ratio	82.24%	82.36%	87.80%	85.52%	76.90%	84.45%	70.30%

Asset Quality:(3)
Past due to total loans	2.00%	1.94%	1.55%	1.67%	2.53%	2.00%	2.53%
Non-performing loans to total loans	1.65%	1.22%	0.74%	1.01%	1.17%	1.65%	1.17%
Non-performing assets to total assets	1.42%	1.07%	0.68%	0.88%	1.02%	1.42%	1.02%
ACL to non-performing loans	51.15%	65.33%	109.41%	97.12%	88.76%	51.15%	88.76%
ACL to total loans	0.85%	0.80%	0.81%	0.98%	1.04%	0.85%	1.04%
Net charge-offs to average loans	0.13%	0.03%	0.25%	0.05%	0.05%	0.47%	0.14%

Capital:
Tier 1 capital to average assets(4)	12.64%	12.36%	12.01%	12.19%	13.00%	12.64%	13.00%
Tier 1 capital to risk-weighted assets(4)	13.74%	12.90%	12.68%	12.52%	14.57%	13.74%	14.57%
Common equity tier 1 capital to risk-weighted assets(4)	11.94%	11.18%	10.93%	10.77%	12.73%	11.94%	12.73%
Total capital to risk-weighted assets	16.75%	15.77%	15.59%	15.51%	17.66%	16.75%	17.66%
Total equity to total assets	16.17%	15.19%	14.74%	14.70%	16.67%	16.17%	16.67%
Tangible common stockholders' equity to tangible assets(1)	11.04%	10.21%	9.75%	9.63%	11.41%	11.04%	11.41%

Per Share Amounts:
Book value per share	$35.16	$34.58	$33.88	$33.47	$35.09	$35.16	$35.09
Tangible book value per share (1)	$24.12	$23.41	$22.58	$22.09	$24.04	$24.12	$24.04
Basic earnings per common share	$0.38	$0.52	$0.30	$0.44	$0.69	$1.63	$4.06
Diluted earnings per common share	$0.37	$0.51	$0.29	$0.43	$0.67	$1.61	$3.96
Shares outstanding end of period	23,302,414	23,291,693	23,269,885	23,370,515	24,053,585	23,302,414	24,053,585

Unaudited consolidated balance sheet as of:

(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
ASSETS
Total cash and cash equivalents	$286,635	$337,583	$417,375	$417,715	$408,182
Securities - available for sale	299,644	292,324	303,779	317,097	254,504
Securities - held to maturity, net	2,977	3,311	3,380	3,868	4,077
Equity securities with readily determinable fair value	4,488	4,289	4,426	4,498	5,191
Loans held for sale	1,236	6,416	95	3,954	5,641
Loans held for investment	4,163,100	4,371,528	4,324,758	4,310,006	4,120,291
Allowance for credit losses	(35,219)	(34,815)	(34,970)	(42,245)	(42,807)
Loans, net	4,127,881	4,336,713	4,289,788	4,267,761	4,077,484
FHLB and other restricted stock	14,278	10,101	20,099	24,506	6,252
Premises and equipment, net	113,457	113,062	114,673	115,639	103,339
Other real estate owned ("OREO"), net	37	—	—	—	—
Goodwill and intangible assets, net	257,355	260,109	262,958	265,959	265,767
Bank-owned life insurance	41,946	41,822	41,702	41,594	41,493
Deferred tax asset, net	8,800	9,594	7,306	11,562	16,473
Other assets	188,600	184,470	187,140	154,032	145,380
Total assets	$5,347,334	$5,599,794	$5,652,721	$5,628,185	$5,333,783
LIABILITIES
Noninterest bearing deposits	$1,632,022	$1,632,559	$1,608,411	$1,727,749	$1,756,680
Interest bearing deposits	2,345,456	2,854,492	2,685,055	2,311,245	2,414,656
Total deposits	3,977,478	4,487,051	4,293,466	4,038,994	4,171,336
Customer repurchase agreements	—	—	—	3,208	340
Federal Home Loan Bank advances	255,000	30,000	280,000	530,000	30,000
Subordinated notes	108,678	108,454	108,234	108,016	107,800
Junior subordinated debentures	41,740	41,592	41,444	41,299	41,158
Other liabilities	100,038	82,315	96,111	79,452	94,178
Total liabilities	4,482,934	4,749,412	4,819,255	4,800,969	4,444,812
EQUITY
Preferred Stock	45,000	45,000	45,000	45,000	45,000
Common stock	290	290	289	287	283
Additional paid-in-capital	550,743	547,212	542,565	539,241	534,790
Treasury stock, at cost	(265,038)	(265,016)	(264,916)	(260,453)	(182,658)
Retained earnings	536,331	527,506	515,513	508,665	498,456
Accumulated other comprehensive income (loss)	(2,926)	(4,610)	(4,985)	(5,524)	(6,900)
Total stockholders' equity	864,400	850,382	833,466	827,216	888,971
Total liabilities and equity	$5,347,334	$5,599,794	$5,652,721	$5,628,185	$5,333,783

Unaudited consolidated statement of income:

	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Interest income:
Loans, including fees	$58,963	$59,669	$57,258	$52,538	$51,282	$228,428	$181,188
Factored receivables, including fees	40,723	39,161	39,819	40,904	48,644	160,607	223,193
Securities	5,243	5,205	5,234	4,113	3,372	19,795	8,187
FHLB and other restricted stock	289	397	219	125	83	1,030	258
Cash deposits	3,510	3,101	2,956	2,994	2,891	12,561	6,413
Total interest income	108,728	107,533	105,486	100,674	106,272	422,421	419,239
Interest expense:
Deposits	11,765	12,474	6,877	3,202	3,028	34,318	10,038
Subordinated notes	1,317	1,315	1,312	1,309	1,307	5,253	5,212
Junior subordinated debentures	1,156	1,169	1,090	1,034	926	4,449	2,662
Other borrowings	2,571	1,248	4,756	1,747	296	10,322	835
Total interest expense	16,809	16,206	14,035	7,292	5,557	54,342	18,747
Net interest income	91,919	91,327	91,451	93,382	100,715	368,079	400,492
Credit loss expense (benefit)	6,135	812	2,643	2,613	877	12,203	6,925
Net interest income after credit loss expense (benefit)	85,784	90,515	88,808	90,769	99,838	355,876	393,567
Noninterest income:
Service charges on deposits	1,791	1,728	1,769	1,713	1,659	7,001	6,844
Card income	2,029	2,065	2,119	1,968	2,025	8,181	8,150
Net OREO gains (losses) and valuation adjustments	—	—	—	—	—	—	(133)
Net gains (losses) on sale of securities	97	5	—	—	(2)	102	2,512
Net gains (losses) on sale of loans	(87)	203	87	(84)	(82)	119	18,228
Fee income	8,525	8,108	7,462	6,150	6,126	30,245	24,222
Insurance commissions	1,058	1,074	1,303	1,593	936	5,028	5,145
Other	817	227	(1,229)	(318)	1,457	(503)	19,100
Total noninterest income	14,230	13,410	11,511	11,022	12,119	50,173	84,068
Noninterest expense:
Salaries and employee benefits	50,818	50,884	54,219	54,686	51,639	210,607	201,487
Occupancy, furniture and equipment	7,348	7,542	7,292	6,703	7,005	28,885	26,774
FDIC insurance and other regulatory assessments	656	682	868	418	439	2,624	1,815
Professional fees	3,116	3,941	3,035	3,085	4,115	13,177	15,644
Amortization of intangible assets	2,754	2,849	3,001	2,850	2,837	11,454	11,922
Advertising and promotion	1,901	1,839	1,629	1,371	2,730	6,740	7,760
Communications and technology	11,645	10,784	11,904	11,346	9,886	45,679	42,083
Other	9,060	7,738	8,448	8,822	8,120	34,068	33,146
Total noninterest expense	87,298	86,259	90,396	89,281	86,771	353,234	340,631
Net income before income tax	12,716	17,666	9,923	12,510	25,186	52,815	137,004
Income tax expense	3,089	4,872	2,273	1,500	7,625	11,734	34,693
Net income	$9,627	$12,794	$7,650	$11,010	$17,561	$41,081	$102,311
Dividends on preferred stock	(802)	(801)	(802)	(801)	(802)	(3,206)	(3,206)
Net income available to common stockholders	$8,825	$11,993	$6,848	$10,209	$16,759	$37,875	$99,105

Earnings per share:

	For the Three Months Ended					Year Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Basic
Net income to common stockholders	$8,825	$11,993	$6,848	$10,209	$16,759	$37,875	$99,105
Weighted average common shares outstanding	23,171,751	23,162,614	23,138,835	23,361,732	24,129,560	23,208,086	24,393,954
Basic earnings per common share	$0.38	$0.52	$0.30	$0.44	$0.69	$1.63	$4.06

Diluted
Net income to common stockholders - diluted	$8,825	$11,993	$6,848	$10,209	$16,759	$37,875	$99,105
Weighted average common shares outstanding	23,171,751	23,162,614	23,138,835	23,361,732	24,129,560	23,208,086	24,393,954
Dilutive effects of:
Assumed exercises of stock options	82,463	82,909	71,658	76,129	72,183	78,679	90,841
Restricted stock awards	90,912	80,841	90,645	140,006	120,328	98,408	148,630
Restricted stock units	107,933	84,137	65,909	116,754	95,465	91,454	98,139
Performance stock units - market based	83,821	47,248	87,360	121,047	115,744	84,869	122,123
Performance stock units - performance based	—	—	—	—	341,732	—	167,187
Employee stock purchase plan	798	1,165	1,064	496	4,042	881	2,694
Weighted average shares outstanding - diluted	23,537,678	23,458,914	23,455,471	23,816,164	24,879,054	23,562,377	25,023,568
Diluted earnings per common share	$0.37	$0.51	$0.29	$0.43	$0.67	$1.61	$3.96
Shares that were not considered in computing diluted earnings per common share because they were antidilutive or have not met the thresholds to be considered in the dilutive calculation are as follows:

	For the Three Months Ended					Year Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Stock options	100,818	101,138	107,309	49,379	49,379	100,818	49,379
Restricted stock awards	—	—	4,232	—	6,348	—	6,348
Restricted stock units	7,500	11,250	11,250	11,250	11,250	7,500	11,250
Performance stock units - market based	12,020	14,424	42,056	42,056	45,296	12,020	45,296
Performance stock units - performance based	—	—	—	—	—	—	—
Employee stock purchase plan	—	—	—	—	—	—	—
Accelerated share repurchase	—	—	—	203,352	—	—	—
Loans held for investment summarized as of:

(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Commercial real estate	$812,704	$817,064	$768,711	$695,160	$678,144
Construction, land development, land	136,720	131,862	110,071	98,311	90,976
1-4 family residential properties	125,916	129,588	130,628	132,010	125,981
Farmland	63,568	62,698	67,913	67,596	68,934
Commercial	1,170,365	1,251,939	1,218,892	1,239,952	1,251,110
Factored receivables	1,116,654	1,213,702	1,173,794	1,178,104	1,237,449
Consumer	8,326	8,166	8,409	8,913	8,868
Mortgage warehouse	728,847	756,509	846,340	889,960	658,829
Total loans	$4,163,100	$4,371,528	$4,324,758	$4,310,006	$4,120,291

Our banking loan portfolio consists of traditional community bank loans as well as commercial finance product lines focused on businesses that require specialized financial solutions and national lending product lines that further diversify our lending operations.
Banking loans held for investment are further summarized below:

(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Commercial real estate	$812,704	$817,064	$768,711	$695,160	$678,144
Construction, land development, land	136,720	131,862	110,071	98,311	90,976
1-4 family residential	125,916	129,588	130,628	132,010	125,981
Farmland	63,568	62,698	67,913	67,596	68,934
Commercial - General	303,332	306,430	295,204	320,030	316,419
Commercial - Agriculture	47,059	49,479	46,839	38,637	48,494
Commercial - Equipment	460,008	486,110	493,763	483,911	454,117
Commercial - Asset-based lending	246,065	271,623	231,265	230,326	229,754
Commercial - Liquid Credit	113,901	138,297	151,821	167,048	202,326
Consumer	8,326	8,166	8,409	8,913	8,868
Mortgage Warehouse	728,847	756,509	846,340	889,960	658,829
Total banking loans held for investment	$3,046,446	$3,157,826	$3,150,964	$3,131,902	$2,882,842

The following table presents the Company’s operating segments:

(Dollars in thousands)
Three months ended December 31, 2023	Banking	Factoring	Payments	Corporate	Consolidated
Total interest income	$67,961	$35,448	$5,275	$44	$108,728
Intersegment interest allocations	8,030	(9,981)	1,951	—	—
Total interest expense	14,335	—	—	2,474	16,809
Net interest income (expense)	61,656	25,467	7,226	(2,430)	91,919
Credit loss expense (benefit)	5,334	495	5	301	6,135
Net interest income after credit loss expense	56,322	24,972	7,221	(2,731)	85,784
Noninterest income	5,966	2,725	5,444	95	14,230
Noninterest expense	32,036	19,254	14,783	21,225	87,298
Net intersegment noninterest income (expense)(1)	—	243	(243)	—	—
Operating income (loss)	$30,252	$8,686	$(2,361)	$(23,861)	$12,716

(Dollars in thousands)
Three months ended September 30, 2023	Banking	Factoring	Payments	Corporate	Consolidated
Total interest income	$68,328	$34,244	$4,917	$44	$107,533
Intersegment interest allocations	8,330	(9,664)	1,334	—	—
Total interest expense	13,723	—	—	2,483	16,206
Net interest income (expense)	62,935	24,580	6,251	(2,439)	91,327
Credit loss expense (benefit)	410	375	14	13	812
Net interest income after credit loss expense	62,525	24,205	6,237	(2,452)	90,515
Noninterest income	5,978	2,546	4,817	69	13,410
Noninterest expense	31,503	18,371	14,556	21,829	86,259
Intersegment noninterest income (expense)(1)	—	242	(242)	—	—
Operating income (loss)	$37,000	$8,622	$(3,744)	$(24,212)	$17,666
(1) Intersegment noninterest income (expense) includes:

(Dollars in thousands)	Factoring	Payments
Three Months Ended December 31, 2023
Factoring revenue received from Payments	$510	$(510)
Payments revenue received from Factoring	(267)	267
Intersegment noninterest income (expense)	$243	$(243)

Three Months Ended September 30, 2023
Factoring revenue received from Payments	$510	$(510)
Payments revenue received from Factoring	(268)	268
Intersegment noninterest income (expense)	$242	$(242)

Information pertaining to our factoring segment, which includes only factoring originated by our Triumph Financial Services, LLC subsidiary, summarized as of and for the quarters ended:

Factoring	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Factored receivable period end balance	$941,926,000	$1,041,448,000	$997,842,000	$1,096,071,000	$1,151,727,000
Yield on average receivable balance	13.71%	13.59%	14.07%	13.94%	13.85%
Current quarter charge-off rate(1)	0.12%	0.12%	0.54%	0.19%	0.14%
Factored receivables - transportation concentration	96%	96%	95%	95%	96%

Interest income, including fees	$35,448,000	$34,244,000	$36,368,000	$38,157,000	$45,325,000
Noninterest income	2,725,000	2,546,000	980,000	1,578,000	1,939,000
Intersegment noninterest income	510,000	510,000	170,000	—	—
Factored receivable total revenue	38,683,000	37,300,000	37,518,000	39,735,000	47,264,000
Average net funds employed	927,996,000	898,989,000	918,439,000	976,216,000	1,148,595,000
Yield on average net funds employed	16.54%	16.46%	16.38%	16.51%	16.33%

Accounts receivable purchased	$2,570,442,000	$2,606,323,000	$2,732,976,000	$2,927,104,000	$3,277,986,000
Number of invoices purchased	1,404,861	1,428,463	1,494,963	1,491,763	1,596,843
Average invoice size	$1,830	$1,825	$1,828	$1,962	$2,053
Average invoice size - transportation	$1,781	$1,772	$1,773	$1,911	$2,002
Average invoice size - non-transportation	$5,858	$5,631	$5,790	$5,205	$6,083
Metrics above include assets and deposits held for sale.
(1)June 30, 2023 includes a $3.3 million charge-off of an over-formula advance balance, which contributed approximately 0.32% to the net charge-off rate for the quarter. In accordance with the agreement reached with Covenant, Covenant has reimbursed us for $1.7 million of this charge-off.

Information pertaining to our Payments segment, which includes only our TriumphPay division, summarized as of and for the quarters ended:

Payments	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Supply chain financing factored receivables	$100,382,000	$87,590,000	$93,751,000	$132,000	$118,000
Quickpay and other factored receivables	74,346,000	84,664,000	82,201,000	81,901,000	85,604,000
Total factored receivable period end balance	$174,728,000	$172,254,000	$175,952,000	$82,033,000	$85,722,000

Total revenue
Supply chain finance interest income	$2,476,000	$2,316,000	$820,000	$1,000	$246,000
Quickpay interest income	2,799,000	2,601,000	2,631,000	2,746,000	3,073,000
Intersegment interest income allocation	1,951,000	1,334,000	1,880,000	1,542,000	311,000
Total interest income	7,226,000	6,251,000	5,331,000	4,289,000	3,630,000
Broker noninterest income	3,880,000	3,372,000	2,607,000	2,356,000	2,297,000
Factor noninterest income	1,301,000	1,312,000	1,367,000	1,276,000	1,182,000
Other noninterest income	263,000	133,000	145,000	75,000	72,000
Intersegment noninterest income	267,000	268,000	267,000	265,000	—
Total noninterest income	5,711,000	5,085,000	4,386,000	3,972,000	3,551,000
	$12,937,000	$11,336,000	$9,717,000	$8,261,000	$7,181,000

Total expense
Credit loss expense (benefit)	$5,000	$14,000	$41,000	$—	$(187,000)
Noninterest expense	14,783,000	14,556,000	16,939,000	15,417,000	17,169,000
Intersegment noninterest expense	510,000	510,000	170,000	—	—
	$15,298,000	$15,080,000	$17,150,000	$15,417,000	$16,982,000

Pre-tax operating income (loss)	$(2,361,000)	$(3,744,000)	$(7,433,000)	$(7,156,000)	$(9,801,000)
Depreciation and software amortization expense	694,000	358,000	368,000	193,000	178,000
Intangible amortization expense	1,703,000	1,703,000	1,729,000	1,548,000	1,451,000
Earnings (losses) before interest, taxes, depreciation, and amortization(1)	$36,000	$(1,683,000)	$(5,336,000)	$(5,415,000)	$(8,172,000)

EBITDA Margin	—%	(15)%	(55)%	(66)%	(114)%

Number of invoices processed	5,703,740	5,037,841	4,526,629	4,260,654	4,605,020
Amount of payments processed	$6,217,323,000	$5,329,580,000	$4,940,317,000	$5,030,548,000	$5,577,014,000
Network invoice volume	442,353	303,300	181,904	159,353	157,004
Network payment volume	$740,048,000	$510,298,000	$299,948,000	$289,667,000	$301,366,000
(1)Earnings (losses) before interest, taxes, depreciation, and amortization ("EBITDA") is a non-GAAP financial measure used as a supplemental measure to evaluate the performance of our Payments segment.

Deposits summarized as of:

(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Non-interest bearing demand	$1,632,022	$1,632,559	$1,608,411	$1,727,749	$1,756,680
Interest bearing demand	757,455	795,246	778,972	818,382	856,512
Individual retirement accounts	52,195	55,296	57,575	62,030	68,125
Money market	568,772	540,235	569,318	488,064	508,534
Savings	555,047	542,985	524,210	535,796	551,780
Certificates of deposit	265,525	269,416	270,273	286,153	319,150
Brokered time deposits	146,458	451,273	484,666	120,820	110,555
Other brokered deposits	4	200,041	41	—	—
Total deposits	$3,977,478	$4,487,051	$4,293,466	$4,038,994	$4,171,336

Net interest margin summarized for the three months ended:

	December 31, 2023			September 30, 2023
(Dollars in thousands)	Average Balance	Interest	Average Rate(4)	Average Balance	Interest	Average Rate(4)
Interest earning assets:
Interest earning cash balances	$252,519	$3,510	5.51%	$228,019	$3,101	5.40%
Taxable securities	302,828	5,213	6.83%	305,665	5,173	6.71%
Tax-exempt securities	4,601	30	2.59%	4,901	32	2.59%
FHLB and other restricted stock	10,872	289	10.55%	19,552	397	8.06%
Loans(1)	4,256,356	99,686	9.29%	4,282,822	98,830	9.16%
Total interest earning assets	$4,827,176	$108,728	8.94%	$4,840,959	$107,533	8.81%
Non-interest earning assets:
Other assets	651,531			631,041
Total assets	$5,478,707			$5,472,000
Interest bearing liabilities:
Deposits:
Interest bearing demand	$768,894	$893	0.46%	$776,812	$769	0.39%
Individual retirement accounts	53,546	146	1.08%	56,265	134	0.94%
Money market	549,123	3,408	2.46%	542,243	2,706	1.98%
Savings	560,264	1,187	0.84%	537,980	723	0.53%
Certificates of deposit	266,573	1,596	2.38%	270,535	1,256	1.84%
Brokered time deposits	328,474	4,445	5.37%	501,221	6,717	5.32%
Other brokered deposits	6,523	90	5.47%	12,231	169	5.48%
Total interest bearing deposits	2,533,397	11,765	1.84%	2,697,287	12,474	1.83%
Federal Home Loan Bank advances	185,163	2,571	5.51%	91,957	1,248	5.38%
Subordinated notes	108,555	1,317	4.81%	108,336	1,315	4.82%
Junior subordinated debentures	41,666	1,156	11.01%	41,520	1,169	11.17%
Other borrowings	5	—	—%	—	—	—%
Total interest bearing liabilities	$2,868,786	$16,809	2.32%	$2,939,100	$16,206	2.19%
Noninterest bearing liabilities and equity:
Non-interest bearing demand deposits	1,662,559			1,615,697
Other liabilities	78,966			63,828
Total equity	868,396			853,375
Total liabilities and equity	$5,478,707			$5,472,000
Net interest income		$91,919			$91,327
Interest spread(2)			6.62%			6.62%
Net interest margin(3)			7.55%			7.48%
(1) Loan balance totals include respective nonaccrual assets.
(2) Net interest spread is the yield on average interest earning assets less the rate on interest bearing liabilities.
(3) Net interest margin is the ratio of net interest income to average interest earning assets.
(4) Average rates have been annualized.

Additional information pertaining to our loan portfolio, including loans held for investment and loans held for sale, summarized for the quarters ended:

(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Average Banking loans	$3,053,526	$3,109,630	$3,120,594	$2,916,614	$2,891,412
Average Factoring receivables	1,025,978	999,345	1,036,922	1,110,203	1,298,286
Average Payments receivables	176,852	173,847	104,654	83,312	105,101
Average total loans	$4,256,356	$4,282,822	$4,262,170	$4,110,129	$4,294,799
Banking yield	7.66%	7.61%	7.36%	7.31%	7.04%
Factoring yield	13.71%	13.59%	14.07%	13.94%	13.85%
Payments yield	11.83%	11.22%	13.23%	13.37%	12.53%
Total loan yield	9.29%	9.16%	9.14%	9.22%	9.23%

Metrics and non-GAAP financial:

	As of and for the Three Months Ended					As of and for the Year Ended
(Dollars in thousands, except per share amounts)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Average total stockholders' equity	$868,396	$853,375	$841,979	$858,112	$909,225	$855,488	$892,978
Average preferred stock liquidation preference	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)
Average total common stockholders' equity	823,396	808,375	796,979	813,112	864,225	810,488	847,978
Average goodwill and other intangibles	(258,807)	(261,619)	(264,544)	(265,320)	(267,206)	(262,552)	(270,306)
Average tangible common stockholders' equity	$564,589	$546,756	$532,435	$547,792	$597,019	$547,936	$577,672

Net income available to common stockholders	$8,825	$11,993	$6,848	$10,209	$16,759	$37,875	$99,105
Average tangible common equity	564,589	546,756	532,435	547,792	597,019	547,936	577,672
Return on average tangible common equity	6.20%	8.70%	5.16%	7.56%	11.14%	6.91%	17.16%

Net interest income	$91,919	$91,327	$91,451	$93,382	$100,715	$368,079	$400,492
Noninterest income	14,230	13,410	11,511	11,022	12,119	50,173	84,068
Operating revenue	$106,149	$104,737	$102,962	$104,404	$112,834	$418,252	$484,560
Noninterest expenses	$87,298	$86,259	$90,396	$89,281	$86,771	$353,234	$340,631
Efficiency ratio	82.24%	82.36%	87.80%	85.52%	76.90%	84.45%	70.30%

Net non-interest expense to average assets ratio:
Noninterest expenses	$87,298	$86,259	$90,396	$89,281	$86,771	$353,234	$340,631
Noninterest income	$14,230	$13,410	$11,511	$11,022	$12,119	$50,173	$84,068
Net noninterest expenses	$73,068	$72,849	$78,885	$78,259	$74,652	$303,061	$256,563
Average total assets	$5,478,707	$5,472,000	$5,461,946	$5,310,024	$5,504,093	$5,431,276	$5,730,592
Net noninterest expense to average assets ratio	5.29%	5.28%	5.79%	5.98%	5.38%	5.58%	4.48%

Total stockholders' equity	$864,400	$850,382	$833,466	$827,216	$888,971	$864,400	$888,971
Preferred stock liquidation preference	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)
Total common stockholders' equity	819,400	805,382	788,466	782,216	843,971	819,400	843,971
Goodwill and other intangibles	(257,355)	(260,109)	(262,958)	(265,959)	(265,767)	(257,355)	(265,767)
Tangible common stockholders' equity	$562,045	$545,273	$525,508	$516,257	$578,204	$562,045	$578,204
Common shares outstanding	23,302,414	23,291,693	23,269,885	23,370,515	24,053,585	23,302,414	24,053,585
Tangible book value per share	$24.12	$23.41	$22.58	$22.09	$24.04	$24.12	$24.04

Total assets at end of period	$5,347,334	$5,599,794	$5,652,721	$5,628,185	$5,333,783	$5,347,334	$5,333,783
Goodwill and other intangibles	(257,355)	(260,109)	(262,958)	(265,959)	(265,767)	(257,355)	(265,767)
Tangible assets at period end	$5,089,979	$5,339,685	$5,389,763	$5,362,226	$5,068,016	$5,089,979	$5,068,016
Tangible common stockholders' equity ratio	11.04%	10.21%	9.75%	9.63%	11.41%	11.04%	11.41%

1)Triumph Financial uses certain non-GAAP financial measures to provide meaningful supplemental information regarding Triumph Financial's operational performance and to enhance investors' overall understanding of such financial performance. The non-GAAP measures used by Triumph Financial include the following:
•"Tangible common stockholders' equity" is defined as common stockholders' equity less goodwill and other intangible assets.
•"Total tangible assets" is defined as total assets less goodwill and other intangible assets.
•"Tangible book value per share" is defined as tangible common stockholders' equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets.
•"Tangible common stockholders' equity ratio" is defined as the ratio of tangible common stockholders' equity divided by total tangible assets. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period-to period in common equity and total assets, each exclusive of changes in intangible assets.
•"Return on Average Tangible Common Equity" is defined as net income available to common stockholders divided by average tangible common stockholders' equity.
2)Performance ratios include discount accretion on purchased loans for the periods presented as follows:

	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Loan discount accretion	$1,039	$1,403	$990	$1,810	$2,011	$5,242	$8,643
3)Asset quality ratios exclude loans held for sale, except for non-performing assets to total assets.
4)Current quarter ratios are preliminary.
Source: Triumph Financial, Inc.
###
Investor Relations:
Luke Wyse
Senior Vice President, Head of Investor Relations
lwyse@tfin.com
214-365-6936
Media Contact:
Amanda Tavackoli
Senior Vice President, Director of Corporate Communication
atavackoli@tfin.com
214-365-6930